UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 14, 2019 (March 14, 2019)

ADVAXIS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36138	02-0563870
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 College Road East

Princeton, New Jersey, 08540

(Address of Principal Executive Offices)

(609) 452-9813

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act.

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

[ ]	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.[  ]

Item 1.01. Entry into a Material Definitive Agreement.

On March 14, 2019, we entered into private exchange agreements with certain holders (the “Investors”) of warrants issued in connection with our September 2018 public offering of common stock and warrants (the “Warrants”). The Warrants being exchanged provide for the purchase of up to an aggregate of 12,852,989 shares of our common stock at an exercise price of $1.50, with an expiration date of September 11, 2024. Pursuant to such exchange agreements, we agreed to issue 12,852,989 shares of common stock to the Investors in exchange for such Warrants on a 1:1 basis.

In connection with the exchanges, each of the Investors has agreed that, for fifteen (15) days following the exchange, they will limit their daily trading in our common stock to no more than 5% of the total volume of trading in the common stock as reported on the Nasdaq Global Market on such day.  Additionally, we agreed that, for such fifteen (15) day period, we will not file a registration statement or otherwise sell or issue any shares of our common stock, other than in exchange for the Warrants or upon exercise of warrants or options that are outstanding on the date of the exchange.

The exchanges were consummated to ensure that we are well-positioned to take advantage of any strategic, collaboration, financing or other potential transactions in the near future. Except as otherwise disclosed above, no additional shares of common stock have been issued in connection with the exchanges on a fully diluted basis.

The description of the exchange agreements is qualified in its entirety by reference to the full and complete terms of such agreements, the form of which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ending April 30, 2019.

Item 3.02. Unregistered Sale of Equity Securities.

The information contained in Item 1.01 of this Current Report is incorporated herein by reference. The exchange of the warrants for the shares of common stock was exempt from registration under Section 3(a)(9) of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVAXIS, INC.
(Registrant)

By	/s/ Molly Henderson
Molly Henderson
Executive Vice President and Chief Financial Officer

Date: March 14, 2019